EXHIBIT 5.1









                                                      July 27, 2000

                                                         03-020-018


COMARCO, Inc.
2 Cromwell
Irvine, California  92618

Ladies and Gentlemen:

                    You have requested our opinion with respect to 200,000 shares of the Common Stock (the "Shares") of COMARCO, Inc., a California corporation (the "Company"), which Shares are to be issued upon the exercise of stock options (the "Options") granted and to be granted pursuant to the terms of the Company's 1995 Employee Stock Option Plan (as restated June 2000) (the "Restated Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                    We have examined the Company's Restated Articles of Incorporation, Bylaws and the Restated Plan. We have also examined the records of corporate proceedings taken in connection with the adoption of the Restated Plan.

                    Based upon the foregoing examinations and upon the applicable laws, we are of the opinion that the shares of Common Stock, when offered, sold and paid for pursuant to the exercise of options granted under the Restated Plan, will be duly authorized, validly issued, fully paid and non-assessable.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                 /s/ RIORDAN & McKINZIE